EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Paychex, Inc. of our reports dated July 20, 2012 with respect to the consolidated financial statements and schedule of Paychex, Inc. and the effectiveness of internal control over financial reporting of Paychex, Inc., included in this Annual Report (Form 10-K) for the year ended May 31, 2012.

Form	Registration Statement No.	Description
S-8	No. 333-65191	1998 Stock Incentive Plan
S-8	No. 333-84055	401(k) Incentive Retirement Plan
S-8	No. 333-129571	Non-Qualified Stock Option Agreement
S-8	No. 333-170871	2002 Stock Incentive Plan, as amended and
restated effective October 13, 2010

/s/ Ernst & Young LLP

Rochester, New York

July 20, 2012